Exhibit 99.1

Soligenix Appoints Daniel P. Ring as
Vice President of Business Development and Strategic Planning

Industry veteran brings extensive experience leading business development

Princeton, NJ – September 16, 2019 – Soligenix, Inc. (Nasdaq: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today that it has appointed Daniel P. Ring as Vice President of Business Development and Strategic Planning, effective immediately.  Mr. Ring has over 22 years of business development and commercial experience in the biopharmaceutical industry. In this new role, Mr. Ring will oversee the Company’s global business development function, which will include balanced and disciplined management of any current or new strategic business opportunities, initiatives, mergers, acquisitions, partnerships, alliances, and/or licensing agreements.

“We are excited to have a seasoned industry veteran like Dan join our team,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “Dan’s business development and commercial experience, as well as his strategic vision, will be invaluable as we continue to evaluate the multiple opportunities before us, including advancing our Phase 3 clinical programs towards commercialization. During his career, Dan has created significant value in sales and marketing roles, as well as negotiated and executed transactions worth more than $7 billion. With Dan’s appointment as Vice President of Business Development and Strategic Planning, and the recent additions of Diane L. Parks to our Board of Directors and Jonathan Guarino as our Chief Financial Officer, we continue to strengthen our marketing and commercial expertise.”

Previously, Mr. Ring served as the Vice President of Business Development at Exela Pharma Sciences, LLC, where he was responsible for creating the company’s US commercial operations and growing its revenue and income via transactions with strategic partners. Previously, he was an executive with Merck & Co., Inc. for 17 years, in various sales, marketing and finance positions, rising to Executive Director of Corporate Licensing.  His negotiation skills have resulted in more than 40 executed transactions with a combined value of greater than $7 billion, ranging from early pre-clinical collaborations through commercialization; including in-licensing, out-licensing, subsidiary divestitures, product divestitures, patent settlements, marketing alliances and co-promotions, as well as private debt and equity offerings. He received his BA from Villanova University and an MBA, with a concentration in accounting, from the Thunderbird School of Global Management at Arizona State University.

“I am thrilled to be joining Soligenix at such an exciting time in the Company’s development,” said Mr. Ring.  “With multiple clinical data-related catalysts upcoming, as well as a robust product development pipeline, Soligenix is well-positioned for potential long-term success.  I look forward to leveraging my extensive business development and commercial experience to support the Company’s strategic initiatives.”

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need.  Our Specialized BioTherapeutics business segment is developing SGX301 as a novel photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, our first-in-class innate defense regulator (IDR) technology, dusquetide (SGX942) for the treatment of oral mucositis in head and neck cancer, and proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn's disease (SGX203) and acute radiation enteritis (SGX201).

Our Public Health Solutions business segment includes active development programs for RiVax®, our ricin toxin vaccine candidate and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease. The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®.  To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID), the Biomedical Advanced Research and Development Authority (BARDA), and the Defense Threat Reduction Agency (DTRA).

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "hopes," "intends," "plans," "expects," "goal," "may," "suggest," "will," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing therapeutics and vaccines against bioterror threats, conducting preclinical and clinical trials of therapeutics and vaccines, obtaining regulatory approvals and manufacturing therapeutics and vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program. In addition, there can be no assurance as to timing or success of the Phase 3 clinical trial of SGX942 (dusquetide) as a treatment for oral mucositis in patients with head and neck cancer receiving chemoradiation therapy or the Phase 3 clinical trial of SGX301 (synthetic hypericin) for the treatment of cutaneous T-cell lymphoma.  There also can be no assurance as to timing or success of the preclinical/clinical trials of RiVax®, that RiVax® will be approved for the PRV program or the amount for which a PRV for RiVax® can be sold. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Jonathan Guarino, CPA, CGMA

Senior Vice President and Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, NJ 08540